SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2004, IBERIABANK Corporation (“IBKC”) and American Horizons Bancorp, Inc. (“AHB”) announced that they would combine pursuant to an Agreement and Plan of Merger (the “Agreement”) dated as of September 29, 2004. The transaction, which was approved by the boards of directors of both companies, is subject to normal regulatory approvals and the approval of AHB’s shareholders.

Pursuant to the Agreement, AHB will be acquired by IBKC and, except for dissenters’ shares, if any, each issued and outstanding share of AHB common stock will be converted into 0.3771 shares of IBKC common stock, subject to adjustment based on the market price of IBKC common stock prior to closing. In addition, a total cash payment up to $1.6 million may be made to AHB shareholders, subject to AHB’s disposition of predetermined loans prior to closing.

The Agreement was filed as Exhibit 10.1 to IBKC’s Current Report on Form 8-K dated September 29, 2004, and is incorporated herein by reference.

On December 13, 2004, IBKC and AHB executed a First Amendment to the Agreement which eliminates all references to IBERIABANK Acquisition Corporation from the Agreement and the related Agreement of Merger and clarifies the manner in which additional cash consideration would be paid to AHB’s shareholders if the transaction is not consummated by March 31, 2005. The amendment is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	-	First Amendment to Agreement and Plan of Merger, dated as of December 13, 2004, between IBKC and AHB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: December 14, 2004	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
10.1	First Amendment to Agreement and Plan of Merger, dated as of December 13, 2004, between IBKC and AHB.